Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of December 22, 2015, by and between KLX Inc., a Delaware corporation (the “Company”), and John A. Cuomo (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into an Employment Agreement effective as of February 26, 2015 (the “Prior Agreement”); and

WHEREAS, the Executive agrees to continue to provide services for the benefit of the Company for the additional period provided herein, and the Company wishes to procure such services as provided herein; and

WHEREAS, concurrently with the execution of the Prior Agreement, the Executive and the Company entered into the KLX 2015 Proprietary Rights Agreement, (the “2015 Proprietary Rights Agreement”), attached hereto as Exhibit A, and hereby incorporated by reference; and

WHEREAS, the Executive and the Company wish to amend and restate the Prior Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.         Employment. Subject to Section 4 of this Agreement, the Company shall employ the Executive as its Vice President and General Manager, Aerospace Solutions Group, and the Executive shall perform services for and continue in the employment of the Company commencing on February 26, 2015 (the “Effective Date”) until the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement, the term “Employment Period” shall mean the initial three (3) year period and all extensions thereof, if any, as aforesaid, provided that the Executive continues to be employed by the Company; provided, however that for the purposes of Sections 4 and 5 of this Agreement, the Employment Period shall run through the last day of the then current Employment Period (assuming for this purpose the Executive’s continued employment through such last day).

2.         Position and Duties. The Executive shall serve the Company in the capacity of Vice President and General Manager, Aerospace Solutions Group and shall be accountable to and shall have such other powers, duties and responsibilities, consistent with such capacity as may from time to time be prescribed by the Chief Operating Officer of the Company, or his designee. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities. The Executive shall devote all of his working time and efforts to the business and affairs of the Company.

3.         Compensation.

(a)        Salary. During the Employment Period, the Executive shall receive a salary (the “Salary”) payable at the rate of Three Hundred Sixty Thousand Eighty-One Dollars ($360,081.00) per annum. The Salary may be adjusted from time to time by the compensation committee of the Company’s board of directors (the “Compensation Committee”), provided,  however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be paid biweekly or in accordance with the Company’s then current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year.

(b)        Incentive Bonus. During the Employment Period, the Executive may receive an incentive target bonus for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year, with the target annual incentive opportunity to be no less than seventy-five percent (75%) of the Executive’s then current Salary (the “Target Bonus”) in accordance with the Company’s executive bonus plan then in effect.  The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s then current policies.

(d)        Benefits. During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, deferred compensation, and other employee benefit plans, programs or arrangements made generally available by the Company to its senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time. In accordance with the Company’s policies in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its senior executive officers.

(e)        Automobile. During the Employment Period, the Executive shall receive an automobile allowance of $1,100 per month (the “Automobile Allowance”), payable in accordance with Company policy as established from time to time, but in no event later than March 15th of the year following the year in which it shall accrue.

(f)        Equity Awards.  During the Employment Period, the Executive shall be eligible to participate in the Company’s equity incentive program(s) on the terms set forth by the Compensation Committee in its sole discretion, which program(s) may include stock options, restricted stock awards or units (“Equity Awards”).  The targeted grant date fair value of the annual Equity Awards shall be one hundred fifty percent (150%) of the Executive’s then current Salary (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation). The actual grant date fair value of any Equity Award will be determined by the Compensation Committee based on its assessment of the Executive’s performance and may be more or less than the target amount.  The

Equity Awards shall be granted pursuant to the terms of the Company’s equity incentive program(s) and an award agreement to be entered into between the Company and the Executive.

4.         Termination and Compensation Thereon.

(a)        Termination Date. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by his death, (ii) by his Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, (iv) upon the occurrence of a Change of Control in accordance with Section 5, or (v) for any other reason, the Executive incurs a Separation from Service (as defined in Section 13(c)).

(b)        Death.

(i)         The Executive’s employment shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company (“Person”), or, if no such Person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) a prorated portion of 75% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company in the year during which the Termination Date occurs, (B) the Executive’s Salary for the remainder of the Employment Period, (C) the maximum annual contribution under the Company’s deferred compensation plan of seven and a half percent (7.5%) of the Executive’s total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the Employment Period and (D) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B), (C) and (D) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b)(i), the “Termination Amount”).

(ii)       Upon the Executive's death, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death, and (B) any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.

(iii)      In addition, upon the Executive’s death, any Equity Awards granted to the Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(c)        Incapacity. If, in the reasonable judgment of the Compensation Committee, as a result of the Executive’s incapacity due to a medically determinable physical or mental illness, the Executive shall have been absent from his full-time duties as described in this Agreement for the entire period of twelve (12) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 4(c). In such event:

(i)         the Company shall give prompt notice to Executive of any such termination;

(ii)       the Company shall pay to the Executive a lump-sum amount equal to the Termination Amount;

(iii)      the Company shall pay to the Executive within thirty (30) days after the Termination Date (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date; and

(iv)       upon a termination due to Incapacity, all Equity Awards granted to the Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

The lump sum payment described in Section 4(c)(ii) shall be made on the sixtieth (60th) day following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Section 4(c)(ii)  or 4(f) of this Agreement. Any dispute between the Compensation Committee and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and the Executive or his personal representative, whose decision shall be binding on all parties.

(d)        Termination by the Company for Cause; Resignation by the Executive Without Good Reason.

(i)         If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason (other than for Good Reason, as defined below), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)       For purposes of this Agreement, “Cause”  shall mean (A) the willful and continued (after a reasonable period following such demand) failure by Executive to substantially perform his duties hereunder (other than (1) any such willful or continued failure resulting from his Incapacity due to physical or mental illness or physical injury or (2) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below)), after written demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; (B) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (C) the conviction of Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of Executive’s employment hereunder.

For purposes of this Section 4(d)(ii) no act, or failure to act, on the part of Executive shall be considered “willful” unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.

(iii)      For purposes of this Agreement, “Good Reason” shall mean any of the following events, which continues for more than thirty (30) days after the Executive’s written notice to the Company thereof: (A) the Executive’s principal office location is moved to, and continues to be, a location more than fifty (50) miles from its current location (it being understood that travel shall not be considered a move or relocation); (B) Executive’s position, powers, duties and responsibilities under Section 2 above are and continue to be materially reduced without his written agreement, (C) his compensation and benefits payable are and continue to be eliminated or materially reduced without his written agreement, or (D) a material breach by the Company of any term or provision of this Agreement; provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

If Executive’s employment is terminated by the Company for Cause or by the Executive for any reason (other than for Good Reason), pursuant to Section 4(d)(i), the Company shall have no further obligations to Executive hereunder after the Termination Date, except as provided for in Section 4(d)(i), Section 19 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity or the Company’s organizational documents.

(e)        Termination Without Cause; Termination for Good Reason. The Company may terminate the Executive’s employment hereunder at any time without Cause, and the Executive may terminate his employment hereunder at any time for Good Reason. In such event:

(i)         the Company shall pay to the Executive a lump sum amount equal to the Termination Amount;

(ii)       the Company shall pay to the Executive any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(iii)      the Company shall pay to the Executive any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date; and

(iv)       any Equity Awards granted to the Executive that would not vest on or prior to the Termination Date shall vest as of the Termination Date and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

The payments described in Sections 4(e)(ii) and 4(e)(iii) shall be made within thirty (30) days following the Termination Date. The lump sum payment described in Section 4(e)(i) shall be made on the sixtieth (60th) day following the Termination Date,  provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e)(i) or 4(g).

(f)        Change of Control.

(i)         If a “Change of Control” (as defined in Section 4(f)(ii)) of the Company occurs, the Company will be obligated as provided in this Section 4(f). For purposes of determining the Company’s obligations under this Section 4(f), the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.” If a Change of Control occurs during the Employment Period, the Executive’s employment shall be terminated, and:

(A)       the Company or its successor in interest shall pay to the Executive a lump-sum amount equal to (x) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Change of Control Date, (y) any earned but unpaid bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, and (z) a lump-sum amount equal to the Termination Amount; provided, that the Termination Amount shall be calculated using rates as in effect on the Change of Control Date.

(B)       Any Equity Awards granted to the Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable, be exercisable immediately upon the date immediately preceding the Change of Control Date and, notwithstanding any provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(C)       The payment described in Section 4(f)(i)(A) shall be made on the Change of Control Date.

(ii)       For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code”), and the regulations and guidance promulgated thereunder (together with Section 409A of the Code, “Section 409A”).  The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 4(f).

(iii)      A Change of Control shall occur on the effective date of any event specified in Section 4(f)(ii) above.  In connection with any determination of ownership for purposes of Section 4(f)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(g)        Benefit Continuation.  If the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the date that is eighteen (18) months following the Termination Day; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time, and, except with respect to a termination of employment pursuant to Section 4(f), that the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety.

(h)        280G Matters.

(i)         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm (as defined below) shall, in consultation with Executive’s legal counsel or other advisor designated by Executive (“Executive’s Advisor”), determine whether to reduce any of the Payments to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Payments shall be so reduced only if the Accounting Firm determines, subject to the approval of Executive’s Advisor, with such approval not to be unreasonably withheld or delayed, that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.

(ii)       If the Accounting Firm determines that the aggregate Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, and Executive’s Advisor approves such determination, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm and approved by Executive’s Advisor under this Section 6 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment.

(iii)      The reduction contemplated by this Section 6, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (A) any Payments as a result of the acceleration of the vesting of performance-based Equity Awards pursuant to Section 5(c)(ii), (B) any Payment under Section 5(a) or Section 5(c)(i) that is a “parachute payment” within the meaning of Section 280G of the Code, (C) any other cash Payments that are “parachute payments” and would be made upon a Change of Control, beginning with payments that would be made last in time, and (D) any Payments as a result of accelerated vesting of Equity Awards for which the amount considered contingent on the change in ownership or control is determined in accordance with Treasury Regulation Section 1.280G-1, Q&A 24(c).

(iv)       As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the

Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes, and Executive’s Advisor agrees, has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company; provided,  however, that (i) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 or  4999 of the Code or generate a refund of such taxes; and (ii) to the extent such repayment would generate a refund of such taxes, Executive shall only be required to pay to the Company the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Company when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(v)        All fees and expenses of the Accounting Firm in implementing the provisions of this Section 6 shall be borne by the Company, and the Company shall reimburse Executive for all reasonable advisory fees incurred with respect to this Section 6 (including for services provided by Executive’s Advisor) and any legal and accounting fees incurred with respect to disputes related thereto (including for services provided by Executive’s Advisor).

(vi)       The following terms shall have the following meanings for purposes of this Section 4(h):

(A)      Accounting Firm” shall mean a mutually agreed upon nationally recognized accounting firm (a “Big Four” accounting firm) that is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control.

(B)       Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.

(C)       Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(D)       Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(E)       “Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

5.         Covenants of the Executive. In consideration of the receipt and execution of this Agreement, including all of the benefits set forth herein that are beyond or in addition to the benefits the Executive was previously entitled or eligible to receive (each benefit separately and cumulatively being sufficient consideration for the Executive’s covenants contained in this Section 5), and the Executive’s continued employment as the Vice President and General Manager, Aerospace Solutions Group (also separately being sufficient consideration for the Executive’s covenants contained in this Section 5), the Executive agrees as follows:

(a)        Non-Competition.

(i)         The Executive shall not during the Executive’s employment with the Company and for two (2) years after the Termination Date (the “Non-Compete Restrictive Period”), directly or indirectly:

(A)       compete in the United States or on the internet with respect to any “Competing Product or Service”, which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Executive’s employment (both during the term of this Agreement and any periods prior to this Agreement whereby Executive was employed by the Company or its predecessors) with the Company of which the Executive has knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service of the Company or any of its subsidiaries or affiliates which the Executive acquired knowledge of as a result of, arising out of, or from his employment with the Company (including its predecessors); and

(B)       own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet. This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

(ii)       If the Executive breaches any covenant contained in this Section 5(a), the Executive agrees and acknowledges that the Non-Compete Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 5(a), the Non-Compete Restrictive Period may, to extent permitted by law, be extended for up to two (2) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 5(a).

(b)        Non-Solicitation.

(i)         As a separate and independent covenant, the Executive agrees that he shall not during his employment with the Company and for two (2) years after the Termination Date (the “Non-Solicitation Restrictive Period”), directly or indirectly:

(A)       contact, solicit, perform services for, or accept work or business (in any capacity other than as a Company employee) from any clients or customers of the Company, its subsidiaries or affiliates, with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;

(B)       contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge due to his employment or access to the Company’s confidential information and/or trade secrets; or

(C)       contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(ii)       If the Executive breaches any covenant contained in this Section 5(b), the Executive agrees and acknowledges that the Non-Solicitation Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 5(b), the Non-Solicitation Restrictive Period may, to the extent permitted by law, be extended for up to two (2) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 5(b).

6.         Amendments. No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile at a facsimile number provided in writing by the receiving party or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Chief Operating Officer

If to the Executive, to him at:

John A. Cuomo

11 Island Avenue, #1501

Miami Beach, FL 33139

8.         Entire Agreement. This Agreement and the 2015 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, including, without limitation the Prior Agreement. The non-solicitation and non-competition provisions in this Agreement and in the 2015 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

9.         Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of this Agreement.

10.       Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

11.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced and governed under the laws of said State, without regards for, or consideration of, any conflicts of law principles.

12.       Withholding. All payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.       Section 409A.

(a)        If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service (as defined in Section 13(c), below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)        Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined below in Section 13(c)) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 15(b) shall only apply if required to comply with Section 409A.

(c)        For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)        It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 15(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)        Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

14.       Enforceability; Waiver. The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

15.       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

16.       Survival. The obligations of the Executive pursuant to the 2015 Proprietary Rights Agreement (where applicable), the respective obligations of the parties pursuant to Section 5 of this Agreement, and the entitlements of the Executive and obligations of the Company pursuant to Section 4 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

17.       Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity. Executive's contractual indemnification rights under this Section 16 shall (i) be in addition to any right of indemnification available to Executive by agreement, insurance, law, equity or the Company’s organizational documents, and (ii) notwithstanding any other provision of this Agreement to the contrary, survive Executive's termination of employment with the Company hereunder for any reason.

18.       Legal Fees.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

19.       Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisitions of life insurance policies or other arrangements to meet the obligations created under this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

EXECUTIVE

/s/ John A. Cuomo
John A. Cuomo

KLX INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	President and Chief Operating Officer

[SIGNATURE PAGE – CUOMO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

KLX 2015 Proprietary Rights Agreement

KLX 2015 PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to KLX Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.             Agreement, Effective Date.  This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.             Confidentiality.  I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i)             Written materials of the Company;

(ii)           The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii)          The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv)           Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)            All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)           Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)         All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)        All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)           The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x)            “Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.             Inventions.

3.1           Definition of Inventions used in this Agreement: the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2           Disclosure and Assignment of Inventions.

(i)            I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Appendix “A” to this Agreement. Appendix “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Appendix “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)           I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3                Nonassignable Inventions.  This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the state of Florida.

4.               Use and Return of Proprietary Information and Trade Secrets:

(i)            I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii)           I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)          I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)          I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v)            I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.             Competitive Employment.  During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.             Non-solicitation.  During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.             Acts to Secure Proprietary Rights.  I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.             No Conflicting Obligations.  My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.             Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the

Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.           Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.           Waiver.  The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.           Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.           Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.           Entire Agreement.  Except for the Employment Agreement between you and the Company, this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.           Assignment.  This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

Date:	2/26/2015		/s/ John A. Cuomo
(Name)
John A. Cuomo
(Printed Name)

Date:	2/26/2015	KLX INC.

		By:	/s/ Roger Franks

		Title:	General Counsel, Vice President –
Law and Human Resources

Appendix A to the 2015 Proprietary Rights Agreement